May 28, 2015

Cecil Bond Kyte

P.O. Box 30864

Santa Barbara, CA 93130

CFO Offer Letter

Dear Mr. Kyte:

The purpose of this letter is to set forth the basic terms upon which we would like to offer you employment with Rightscorp, Inc. (“Company” or “Rightscorp”) as our Chief Financial Officer “CFO”). This employment offer is subject to the conditions described below and is contingent upon verification of the information you have provided, a positive reference check, an acceptable background check and proof of your legal right to work in the United States. To that end, please complete the enclosed forms authorizing the mandatory background check. Please read the instructions on the forms carefully as they will apprize you of your rights with respect to the information provided to the Company as part of any background check.

Your employment would be expected to commence on June 1, 2015. In your capacity as CFO, your duties will include the duties customarily associated with this position. In addition, you will be responsible for soliciting and structuring financing offerings with the support of the Chief Executive Officer (“CEO”) and President, recommending terms to the management team for a proposed offering well in advance of any cash shortfall, and maintaining the Company’s capitalization such that the average cash balance shall cover six months of the last quarter’s average monthly cash needs. You will be required to work with the Company’s SEC counsel in the creation of any offer documents.

You will also be responsible for issuing shares and warrants (with the assistance of Company legal counsel, as appropriate) and assisting the CEO with shareholder communications, as well as organizing annual shareholder meetings. You will generally be responsible for corporate governance, with management’s approval and such assistance of Company legal counsel as may be reasonable necessary. You will be responsible to negotiate with vendors and minimize expenses where possible. It shall also be your responsibility to prepare the Company to uplist on NASDAQ and to prepare and issue any other reporting as may be required or necessary, subject to management’s approval. This will include you having the responsibility, with the support of the CEO and President, for timely and accurate public filings.

Your duties will also include managing the Company’s outsourced finance and accounting service providers. Finally, you will at all times assist the Company in maintaining six months cash burn and in maximizing shareholder value. In addition, you will be required to have proof of a valid driver’s license and current automobile insurance on file at all times as you may be requested to drive on Company business from time to time.

3100 Donald Douglas Loop, North Santa Monica CA 90405
Phone: (310) 751-7510 Fax: (310) 584-8494 E-mail: info@digitalrightscorp.com Web: digitalrightscorp.com

Your monthly base salary will be $7083.33, or $85,000.00 per year, and you will be paid once a month, less applicable withholdings. Your position will be exempt from earning overtime. In addition to your base salary and employee benefits, you will be entitled to a be paid the additional wages of $16,250 per quarter (in the monthly amount of $5416.66), less withholdings, once the Company achieves quarterly revenues in excess of $600,000 or, alternatively, once the Company has the equivalent of at least six (6) months of Operating Capital in the bank, inclusive of all salary and bonus requirements. “Operating Capital” is defined as the amount of actual money spent in the prior six months, not including obligations to note holders. Please be advised that the Company reserves the right to modify its salary and bonus structure from time to time as it deems appropriate in its business judgment. You will be provided notice of such modification prior to its implementation. We agree that the amount of your compensation going forward may be revisited and revised after the Company has raised $3,000,000 in capital and/or upon the expiration of the Term and possible continuation of your employment, as discussed below.

As a signing bonus, you will be issued 2,000,000 shares of Rightscorp Common Stock with immediate vesting as unrestricted stock and a warrant to purchase 1,000,000 shares of Common Stock under the same terms as AIGH with immediate vesting. In addition, you will be issued another warrant to purchase 2,000,000 shares of Common Stock under the same terms as AIGH for which vesting shall commence on December 1, 2015 at 500,000. The remaining vesting schedule for these shares shall be as follows: June 1, 2016 another 500,000; December 1, 2016, another 500,000; and on June 1, 2017 the final 500,000 shares will vest. These warrants will be subject to the terms and conditions as set forth therein and any applicable stock plan or agreement. In the event of termination by either the Company or you, vested warrants shall remain intact throughout their maturity (thereby eliminating any post-termination 90-day exercise requirement).

In addition, you will be eligible to participate in all health insurance and employee benefit plans adopted by us, which are subject to change from time to time. Currently, this includes the health plans offered through TriNet.

The Company will reimburse you for normal business expenses, including travel expenses as well as mileage on a personal vehicle, incurred and submitted in accordance with Company policy. Vacation, sick pay and holidays also will be in accordance with Company policy, which is subject to revision from time to time.

Your initial employment will be for a one year term (“Term”). During this time period, your employment may be terminated “for Cause”. “Cause” will be defined as follows: a) your failure to adequately pursue maintaining a minimum six-month Operating Capital, as determined in the Company’s sole discretion, b) any material breach by you of this agreement or material violation of any Company policy or any other material written agreement between you and Company; c) your negligence in the performance of your duties under this agreement or any other material written agreement between you and Company; d) your fraud, willful misconduct, insubordination, dishonesty, reckless disregard of his responsibilities to Company, or illegal use of controlled substances; or e) your conviction or plea of nolo contendre or the equivalent in respect of either a felony or a misdemeanor involving fraud, larceny, embezzlement, or any other crime involving moral turpitude. In the event the Company in its sole discretion deems that the nature of your termination for Cause is of a nature that can be cured, the Company will give you sixty (60) days written notice to cure. In the event you are terminated for Cause under sections (a) or (c) of this paragraph, the Company will offer you two (2) months of Severance Pay (defined below).

In the event of your termination by the Company without Cause prior to the end of the Term, you shall be eligible to receive Severance Pay. The Severance Pay will be Fifty-Percent (“50%”) of your then-current base salary, less withholdings (“Severance Pay”), and continuation of paid medical benefits through payment of COBRA or Cal-COBRA on your behalf, which will be prorated for any partial month and for the remainder of the Term or for a period of two (2) months, whichever is greater. Payment of any Severance Pay shall be conditioned upon the execution and delivery by you of a general release of claims in favor of the Company in a form to be provided by the Company in its sole discretion.

In the event the Company wishes to renew the Term of your employment for an additional one-year period, it will notify of its desire to do so in writing at least one (1) month prior to the expiration of the Term. Such renewal will be subject to a written agreement to be signed by you and the Company, the terms of which shall include terms of vesting the remaining portion of the 2,000,000 shares of Common Stock which are subject to vesting.

Upon acceptance, this letter will constitute the entire understanding between you and Rightscorp with regard to your employment with us, and no previous understandings, verbal or written, shall modify this letter and the consulting agreement dated May 12th shall be cancelled along with all compensation therein. Your employment will also be subject to any Company policies, employment manuals or other materials which affect the employment of its employees, including the policy on the arbitration of disputes (which are subject to revision from time to time except for the policies of at-will employment and the arbitration of disputes), unless these policies conflict with the specific terms of this letter, in which case this letter will apply. Any future modifications to the terms of your employment must be in writing and signed by Rightscorp’s President.

If the above proposal conforms to your understanding of our agreement, please let me know by signing this letter in the space provided below and returning it to me. In addition, sign please execute the enclosed Employee Confidentiality & Inventions Agreement and return it to me with your signed copy of this letter and other mentioned forms. Your execution of these documents is a standard condition of employment with the Company. If you have any questions prior to signing them, please feel free to contact me or to discuss them with an attorney.

Cecil, we look forward to working with you in the near future. If you have any questions pertaining to your new position or anything discussed in this letter, please do not hesitate to contact me at (310) 751-7511.

Sincerely,

Christopher Sabec
Chief Executive Officer

I have reviewed the terms of the employment offer described above, I have had an opportunity to ask questions about them, I understand them and I accept them.

Signed:

Date: